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                                                                    EXHIBIT 10.1

                             SUIZA FOODS CORPORATION
                              AMENDED AND RESTATED
                   1997 STOCK OPTION AND RESTRICTED STOCK PLAN

         1. Purpose of the Plan. This Plan shall be known as the Suiza Foods Corporation 1997 Stock Option and Restricted Stock Plan. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide incentives to such personnel to promote the success of the business of Suiza Foods Corporation and its subsidiaries.

         Certain options granted under this Plan are intended to qualify as "incentive stock options" pursuant to Section 422 of the Internal Revenue Code of 1986, as amended from time to time, while certain other options granted under the Plan will constitute nonqualified options.

         2. Definitions. As used herein, the following definitions shall apply:

                  "Board" means the Board of Directors of the Corporation.

                  "Common Stock" means the Common Stock, $.01 par value per share, of the Corporation. Except as otherwise provided herein, all Common Stock issued pursuant to the Plan shall have the same rights as all other issued and outstanding shares of Common Stock, including but not limited to voting rights, the right to dividends, if declared and paid, and the right to pro rata distributions of the Corporation's assets in the event of liquidation.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Committee" means the committee described in Section 19 that administers the Plan or, if no such committee has been appointed, the full Board..

                  "Consultant" means any consultant or advisor who renders bona fide services to the Corporation or one of its Subsidiaries, which services are not in connection with the offer or sale of securities in a capital-raising transaction.

                  "Corporation" means Suiza Foods Corporation, a Delaware corporation.

                  "Date of Grant" means the date on which an Option is granted or Restricted Stock is awarded pursuant to this Plan or, if the Board or the Committee so determines, the date specified by the Board or the Committee as the date the award is to be effective.

                  "Employee" means any officer or other key employee of the Corporation or one of its Subsidiaries (including any director who is also an officer or key employee of the Corporation or one of its Subsidiaries).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.


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                  "Fair Market Value" means the closing sale price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the trading day immediately prior to the date specified as reported by the principal national exchange or trading system on which the Common Stock is then listed or traded. If there is no reported price information for the Common Stock, the Fair Market Value will be determined by the Board or the Committee, in its sole discretion. In making such determination, the Board or the Committee may, but shall not be obligated to, commission and rely upon an independent appraisal of the Common Stock.

                  "Non-Employee Director" means an individual who is a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and also an "outside director" within the meaning of Treasury Regulation Section 1.162-27(e)(3).

                  "Nonqualified Option" means any Option that is not a Qualified Option.

                  "Option" means a stock option granted pursuant to Section 6 of this Plan.

                  "Optionee" means any Employee, Consultant or director who receives an Option.

                  "Participant" means any Employee, Consultant or director who receives an Option or Restricted Stock pursuant to this Plan.

                  "Plan" means this Suiza Foods Corporation 1997 Stock Option and Restricted Stock Plan, as amended from time to time.

                  "Qualified Option" means any Option that is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

                  "Restricted Stock" means Common Stock awarded to an Employee, Consultant or director pursuant to Section 7 of this Plan.

                  "Rule 16b-3" means Rule 16b-3 of the rules and regulations under the Exchange Act, as Rule 16b-3 may be amended from time to time, and any successor provisions to Rule 16b-3 under the Exchange Act.

                  "Subsidiary" means any now existing or hereinafter organized or acquired company of which more than fifty percent (50%) of the issued and outstanding voting stock is owned or controlled directly or indirectly by the Corporation or through one or more Subsidiaries of the Corporation.

         3. Term of Plan. The Plan has been adopted by the Board effective as of February 24, 1997. To permit the granting of Qualified Options under the Code, and to qualify awards of Options or Restricted Stock hereunder as "performance based" under Section 162(m) of the Code, the Plan will be submitted for approval by the stockholders of the Corporation by the affirmative votes of the holders of a majority of the shares of Common Stock then issued and



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outstanding, for approval no later than the next annual meeting of stockholders.
If the Plan is not so approved by the stockholders of the Corporation, then any Options previously granted under the Plan will be Nonqualified Options, regardless of whether the option agreements relating thereto purport to grant Qualified Options. The Plan shall continue in effect until terminated pursuant to Section 19(a).

         4. Shares Subject to the Plan. Except as otherwise provided in Section 18 hereof, the aggregate number of shares of Common Stock issuable upon the exercise of Options or upon the grant of Restricted Stock pursuant to this Plan shall be 5,500,000 shares. Such shares may either be authorized but unissued shares or treasury shares. The Corporation shall, during the term of this Plan, reserve and keep available a number of shares of Common Stock sufficient to satisfy the requirements of the Plan. If an Option should expire or become unexercisable for any reason without having been exercised in full, or Restricted Stock should fail to vest and be forfeited in whole or in part for any reason, then the shares that were subject thereto shall, unless the Plan has terminated, be available for the grant of additional Options or Restricted Stock under this Plan, subject to the limitations set forth above.

         5. Eligibility. Qualified Options may be granted under Section 6 of the Plan to such Employees of the Corporation or its Subsidiaries as may be determined by the Board or the Committee. Nonqualified Options may be granted under Section 6 of the Plan to such Employees, Consultants and directors of the Corporation or its Subsidiaries as may be determined by the Board or the Committee. Restricted Stock may be granted under Section 7 of the Plan to such Employees, Consultants and directors of the Corporation or its Subsidiaries as may be determined by the Board or the Committee. Subject to the limitations and qualifications set forth in this Plan, the Board or the Committee shall also determine the number of Options or shares of Restricted Stock to be granted, the number of shares subject to each Option or Restricted Stock grant, the exercise price or prices of each Option, the vesting and exercise period of each Option and the vesting and/or forfeiture provisions relating to Restricted Stock, whether an Option may be exercised as to less than all of the Common Stock subject thereto, and such other terms and conditions of each Option or grant of Restricted Stock, if any, as are consistent with the provisions of this Plan. In connection with the granting of Qualified Options, the aggregate Fair Market Value (determined at the Date of Grant of a Qualified Option) of the shares with respect to which Qualified Options are exercisable for the first time by an Optionee during any calendar year (under all such plans of the Optionee's employer corporation and its parent and subsidiary corporations as defined in
Section 424(e) and (f) of the Code, or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming an Option in a transaction to which Section 424(a) of the Code applies (collectively, such corporations described in this sentence are hereinafter referred to as "Related Corporations")) shall not exceed $100,000 or such other amount as from time to time provided in Section 422(d) of the Code or any successor provision.

         6. Grant of Options. Except as provided in Section 19(b), the Board or the Committee shall determine the number of shares of Common Stock to be offered from time to time pursuant to Options granted hereunder and shall grant Options under the Plan. The grant of Options shall be evidenced by Option agreements containing such terms and provisions as are


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approved by the Board or the Committee and executed on behalf of the Corporation by an appropriate officer. The aggregate number of shares of Common Stock with respect to which Options may be granted to any single Participant during a calendar year shall not exceed the number of shares subject to the Plan referred to in Section 4. Any Options that are granted and subsequently lapse or are cancelled or forfeited will nonetheless count against this limit. For this purpose, repricing of an Option shall be considered as the cancellation of the Option and the grant of a new Option.

                  Unless the Board or the Committee determines otherwise with respect to a particular year, each Non-Employee Director will automatically be granted a Nonqualified Option to purchase 7,500 shares of Common Stock (subject to adjustment pursuant to Section 18 hereof), at an exercise price equal to the Fair Market Value of the Common Stock on the Date of Grant, on June 30 of each year; provided that such number of shares will be reduced to the extent (if any) that such director receives options on such date under an automatic grant pursuant to the Corporation's 1995 Stock Option and Restricted Stock Plan.

         7. Restricted Stock. The Board or the Committee shall determine the number of shares of Common Stock to be granted as Restricted Stock from time to time under the Plan. The grant of Restricted Stock shall be evidenced by Restricted Stock agreements containing such terms and provisions as are approved by the Board or the Committee and executed on behalf of the Corporation by an appropriate officer.

         8. Time of Grant of Options. The date of grant of an Option or Restricted Stock under the Plan shall be the date on which the Board or the Committee awards the Option or Restricted Stock or, if the Board or the Committee so determines, the date specified by the Board or the Committee as the date the award is to be effective. Notice of the grant shall be given to each Participant to whom an Option or Restricted Stock is granted promptly after the date of such grant.

         9. Price. The exercise price for each share of Common Stock subject to an Option (the "Exercise Price") granted pursuant to Section 6 of the Plan shall be determined by the Board or the Committee at the Date of Grant; provided, however, that (a) the Exercise Price for any Option shall not be less than 100% of the Fair Market Value of the Common Stock at the Date of Grant, and (b) if the Optionee owns on the Date of Grant more than 10 percent of the total combined voting power of all classes of stock of the Corporation or its parent or any of its subsidiaries, as more fully described in Section 422(b)(6) of the Code or any successor provision (such stockholder is referred to herein as a "10-Percent Stockholder"), the Exercise Price for any Qualified Option granted to such Optionee shall not be less than 110% of the Fair Market Value of the Common Stock at the Date of Grant. The Board or the Committee in its discretion may award shares of Restricted Stock under Section 7 of the Plan to Participants without requiring the payment of cash consideration for such shares.

         10. Vesting. Subject to Section 12 of this Plan, each Option and Restricted Stock award under the Plan shall vest or be subject to forfeiture in accordance with the provisions set forth in the applicable Option agreement or Restricted Stock agreement. The Board or the



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Committee may, but shall not be required to, permit acceleration of vesting or termination of forfeiture provisions upon any sale of the Corporation or similar transaction. A Participant's Option or Restricted Stock agreement may contain such additional provisions with respect to vesting as the Board or the Committee may specify.

         11. Exercise. A Participant may pay the Exercise Price of the shares of Common Stock as to which an Option is being exercised by the delivery of cash, check or, at the Corporation's option, by the delivery of shares of Common Stock having a Fair Market Value on the date immediately preceding the exercise date equal to the Exercise Price.

         If the shares to be purchased are covered by an effective registration statement under the Securities Act of 1933, as amended, any Option granted under the Plan may be exercised by a broker-dealer acting on behalf of an Optionee if
(a) the broker-dealer has received from the Optionee or the Corporation a fully- and duly-endorsed agreement evidencing such Option, together with instructions signed by the Optionee requesting the Corporation to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Optionee and specifying the account into which such shares should be deposited,
(b) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (c) the broker-dealer and the Optionee have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.

         12. When Qualified Options May be Exercised. No Qualified Option shall be exercisable at any time after the expiration of ten (10) years from the Date of Grant; provided, however, that if the Optionee with respect to a Qualified Option is a 10-Percent Stockholder on the Date of Grant of such Qualified Option, then such Option shall not be exercisable after the expiration of five
(5) years from its Date of Grant. In addition, if an Optionee of a Qualified Option ceases to be an employee of the Corporation or any Related Corporation for any reason, such Optionee's vested Qualified Options shall not be exercisable after (a) 90 days following the date such Optionee ceases to be an employee of the Corporation or any Related Corporation, if such cessation of service is not due to the death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code) of the Optionee, or (b) twelve months following the date such Optionee ceases to be an employee of the Corporation or any Related Corporation, if such cessation of service is due to the death or permanent and total disability (as defined above) of the Optionee. Upon the death of an Optionee, any vested Qualified Option exercisable on the date of death may be exercised by the Optionee's estate or by a person who acquires the right to exercise such Qualified Option by bequest or inheritance or by reason of the death of the Optionee, provided that such exercise occurs within both the remaining option term of the Qualified Option and twelve months after the date of the Optionee's death. This Section 12 only provides the outer limits of allowable exercise dates with respect to Qualified Options; the Board or the Committee may determine that the exercise period for a Qualified Option shall have a shorter duration than as specified above.

         13. Option Financing. Upon the exercise of any Option granted under the Plan, the Corporation may, but shall not be required to, make financing available to the Participant for the


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purchase of shares of Common Stock pursuant to such Option on such terms as the
Board or the Committee may specify.

         14. Withholding of Taxes. The Board or the Committee shall make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Corporation is required by any law or regulation of any governmental authority to withhold in connection with any Option or Restricted Stock including, but not limited to, withholding the issuance of all or any portion of the shares of Common Stock subject to such Option or Restricted Stock until the Participant reimburses the Corporation for the amount it is required to withhold with respect to such taxes, canceling any portion of such issuance in an amount sufficient to reimburse the Corporation for the amount it is required to withhold or taking any other action reasonably required to satisfy the Corporation's withholding obligation.

         15. Conditions Upon Issuance of Shares. The Corporation shall not be obligated to sell or issue any shares upon the exercise of any Option granted under the Plan or to deliver Restricted Stock unless the issuance and delivery of shares complies with all provisions of applicable federal and state securities laws and the requirements of any national exchange or trading system on which the Common Stock is then listed or traded.

                  As a condition to the exercise of an Option or the grant of Restricted Stock, the Corporation may require the person exercising the Option or receiving the grant of Restricted Stock to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal and state securities laws.

                  The Corporation shall not be liable for refusing to sell or issue any shares covered by any Option or for refusing to issue Restricted Stock if the Corporation cannot obtain authority from the appropriate regulatory bodies deemed by the Corporation to be necessary to sell or issue such shares in compliance with all applicable federal and state securities laws and the requirements of any national exchange or trading system on which the Common Stock is then listed or traded. In addition, the Corporation shall have no obligation to any Participant, express or implied, to list, register or otherwise qualify the shares of Common Stock covered by any Option or Restricted Stock.

                  No Participant will be, or will be deemed to be, a holder of any Common Stock subject to an Option unless and until such Participant has exercised his or her Option and paid the purchase price for the subject shares of Common Stock. Each Option under this Plan shall be transferable only by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by such Participant; provided, however, that the Committee may (but need not) permit transfer without consideration by such Participant to (i) the spouse, children or grandchildren of the Participant ("Immediate Family Members"), (ii) a trust or trusts, or to a guardian under the Uniform Gift to Minors Act, for the exclusive benefit of such Immediate Family Members, or (iii) a partnership or other entity in which such Immediate Family Members are the only partners, provided that subsequent transfers of transferred Options shall be prohibited except by will or the laws of descent and distribution. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable



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immediately prior to transfer, provided that, for purposes of each Option agreement and Section 11 hereof, the term "Participant" shall be deemed to refer to the transferee (however, the events of termination of employment, if any, set forth in the agreement and the obligation to pay withholding taxes shall continue to apply to the transferor). Incentive Stock Options shall be nontransferable except by will or the laws of descent and distribution, and may only be exercisable during the Participant's lifetime, by the Participant.

         16. Restrictions on Shares. Shares of Common Stock issued pursuant to the Plan may be subject to restrictions on transfer under applicable federal and state securities laws. The Board may impose such additional restrictions on the ownership and transfer of shares of Common Stock issued pursuant to the Plan as it deems desirable; any such restrictions shall be set forth in any Option agreement entered into hereunder.

         17. Modification of Options. Except as provided in Section 19(b) of this Plan, at any time and from time to time, the Board or the Committee may execute an instrument providing for modification, extension or renewal of any outstanding Option, provided that no such modification, extension or renewal shall (a) impair any Option without the consent of the holder of the Option, or
(b) decrease the exercise price of any Option without the consent of the stockholders of the Corporation. Notwithstanding the foregoing, in the event of a modification, extension or renewal of a Qualified Option, the Board or the Committee may increase the exercise price of such Option if necessary to retain the qualified status of such Option.

         18. Effect of Change in Stock Subject to the Plan. In the event that each of the outstanding shares of Common Stock (other than shares held by dissenting stockholders) shall be changed into or exchanged for a different number or kind of shares of stock of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise), or in the event a stock split or stock dividend occurs, then there shall be substituted for each share of Common Stock then subject to Options or Restricted Stock awards or available for Options or Restricted Stock awards the number and kind of shares of stock into which each outstanding share of Common Stock (other than shares held by dissenting stockholders) shall be so changed or exchanged, or the number of shares of Common Stock as is equitably required in the event of a stock split or stock dividend, together with an appropriate adjustment of the Exercise Price. The Board may, but shall not be required to, provide additional anti-dilution protection to a Participant under the terms of the Participant's Option or Restricted Stock agreement.

         19. Administration.

                  (a) The Plan shall be administered by the Board or by a committee of the Board comprised solely of two or more Non-Employee Directors appointed by the Board (the "Committee"). Options and Restricted Stock may be granted under Sections 6 and 7, respectively, only (i) by the Board as a whole, or (ii) by majority agreement of the members of the Committee. Option agreements and Restricted Stock agreements, in the forms as approved by the Board or the Committee, and containing such terms and conditions consistent with the provisions of this Plan as are determined by the Board or the Committee, may be executed on


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behalf of the Corporation by the Chairman of the Board, the President or any
Vice President of the Corporation. The Board or the Committee shall have complete authority to construe, interpret and administer the provisions of this Plan and the provisions of the Option agreements and Restricted Stock agreements granted hereunder; to prescribe, amend and rescind rules and regulations pertaining to this Plan; to suspend or discontinue this Plan; and to make all other determinations necessary or deemed advisable in the administration of the Plan. The determinations, interpretations and constructions made by the Board or the Committee shall be final and conclusive. No member of the Board or the Committee shall be liable for any action taken, or failed to be taken, made in good faith relating to the Plan or any award thereunder, and the members of the Board or the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the fullest extent permitted by law.

                  (b) Although the Board or the Committee may suspend or discontinue the Plan at any time, all Qualified Options must be granted within ten (10) years from the effective date of the Plan or the date the Plan is approved by the stockholders of the Corporation, whichever is earlier.

                  (c) Subject to any applicable requirements of Rule 16b-3 or of any national exchange or trading system on which the Common Stock is then listed or traded, and subject to the stockholder approval requirements of sections 422 and 162(m)(4)(C) of the Code, the Board may amend any provision of this Plan in any respect in its discretion.

         20. Continued Employment Not Presumed. Nothing in this Plan or any document describing it nor the grant of any Option or Restricted Stock shall give any Participant the right to continue in the employment of the Corporation or affect the right of the Corporation to terminate the employment of any such person with or without cause.

         21. Liability of the Corporation. Neither the Corporation, its directors, officers or employees or the Committee, nor any Subsidiary which is in existence or hereafter comes into existence, shall be liable to any Participant or other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Qualified Option granted hereunder does not qualify for tax treatment as an incentive stock option under Section 422 of the Code.

         22. GOVERNING LAW. THE PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF STATE OF TEXAS AND THE UNITED STATES, AS APPLICABLE, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

         23. Severability of Provisions. If any provision of this Plan is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remaining provisions of the Plan, but such invalid, illegal or unenforceable provision shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.


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                                                                    EXHIBIT 10.2

                               CONSENT AND WAIVER
                       [Southern California Dairy Venture]

         CONSENT AND WAIVER (this "Consent and Waiver"), dated as of July 23, 1999, relating to the Amended and Restated Credit Agreement, dated as of May 22, 1998 (as amended, supplemented or otherwise modified and in effect on the date hereof, the "Credit Agreement"), between Suiza Foods Corporation, a Delaware corporation (the "Company"), the lenders party thereto (the "Lenders") and First Union National Bank, as administrative agent for the Lenders (in such capacity, the "Agent").

         WHEREAS, Swiss Dairy Corporation, a Delaware corporation (hereinafter referred to as "Swiss Dairy"), is a Wholly Owned Subsidiary of the Company and party to the Subsidiary Guarantee and Security Agreement (as defined in the Credit Agreement);

         WHEREAS, Adohr Farms, LLC, a limited liability company (hereinafter referred to as "Adohr") is owned directly or indirectly by Dairy Farmers of America, Inc., a Kansas cooperative marketing association ("DFA"), Mid-Am Capital, LLC ("Mid-Am"), Louis J. Stremick ("Stremick") and Michael W. Malone ("Malone");

         WHEREAS, the Company, DFA, Mid-Am, Stremick and Malone desire to enter into a series of transactions pursuant to which: (i) Adohr will transfer certain of its assets (subject to certain debt owing to Mid-Am) relating to its "fluid dairy" business to Suiza SoCal, LLC, a Delaware limited liability company (the "California Venture"), in exchange for equity interests in the California Venture which will be transferred by Adohr to DFA, Stremick and Malone, and Adohr will retain its assets relating to its "non-fluid dairy" business; (ii) the California Venture will purchase the inventory of the "fluid dairy" business from Adohr; (iii) Mid-Am will contribute certain debt owing to it to the California Venture in exchange for preferred equity interests in the California Venture; (iv) Suiza SoCal Holdings, Inc., a Delaware corporation and Wholly-Owned Subsidiary of the Company ("Suiza Sub"), will contribute Swiss Dairy to, or Swiss Dairy will transfer all its assets to, or be merged with and into, the California Venture, such that the California Venture will survive as a Subsidiary of Suiza Sub and as a result of which Suiza Sub will receive preferred and common equity interests in the California Venture; and (v) Suiza Sub and DFA shall purchase from Stremick and Malone all of their equity interests in the California Venture (collectively, the "Transaction");

         WHEREAS, upon consummation of the Transaction: (i) seventy percent (70%) or more of each of the common and preferred ownership interests of the California Venture will be owned and controlled by Suiza Sub; and (ii) the remaining common and preferred ownership interests of the California Venture will be owned and controlled by DFA and Mid-Am;

         WHEREAS, pursuant to the Transaction, the existing fluid dairy and bottled water operations of the Company and DFA located in Southern California will be operated by the California Venture; and

         WHEREAS, certain aspects of the Transaction require the consent of the Majority Lenders or the waiver by the Majority Lenders of certain provisions of the Credit Agreement and the Security Documents, in each case in accordance with the terms thereof.

         NOW, THEREFORE, the Majority Lenders hereby agree as follows:

         1. Defined Terms. Except as otherwise defined in this Consent and Waiver, terms defined in the Credit Agreement are used herein as defined therein.

         2. Consent and Waiver of Credit Agreement Provisions. Subject to the conditions set forth in Section 6 hereto and compliance with the covenants set forth in Section 7 hereto, notwithstanding Sections 7.15, 8.03, 8.05 and 8.17 of the Credit Agreement and the other terms and provisions of the Credit Agreement:

                  (a) the Majority Lenders hereby consent to the consummation of the Transaction on substantially the terms set forth in the recitals to this Consent and Waiver;

                  (b) the Majority Lenders hereby waive the provisions of Sections 8.03 and 8.05 of the Credit Agreement to the extent application of such provisions would prohibit the merger of Swiss Dairy or Adohr with and into the California Venture, the contribution of ownership interests in, or the transfer of assets of, Swiss Dairy or Adohr to the California Venture or the issuance of ownership interests in the California Venture to the Company or Suiza Sub, DFA, Mid-Am, Stremick, Malone or other Persons;

                  (c) the Majority Lenders hereby waive the provisions of
         Section 7.15 of the Credit Agreement to the extent they restrict or prevent the California Venture from issuing or having outstanding Equity Rights;

                  (d) the Majority Lenders hereby waive the provisions of Sections 8.17(a), (b) and (c) of the Credit Agreement to the extent such provisions:

                           (i) would require that the California Venture or any
                  now-owned or hereafter acquired or formed Subsidiary of the California Venture be a Wholly Owned Subsidiary;

                           (ii) would require that the California Venture or any
                  now-owned or hereafter acquired or formed Subsidiary of the California Venture become a party, by Joinder Agreement or otherwise, to the Subsidiary Guarantee and Security Agreement or any similar agreement; or

                           (iii) would prohibit or prevent the constituent
                  documents of the California Venture, or of any now-owned or hereafter acquired or formed Subsidiary thereof, or any indenture, agreement, instrument or other arrangement to which the California Venture or such Subsidiary may be a party, from prohibiting or restraining or having the effect of prohibiting or restraining or imposing materially adverse conditions upon the ability of the California Venture,


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                  or any such Subsidiary thereof, to incur Indebtedness, grant
                  Liens, make loans, advances or Investments or sell, assign, transfer or otherwise dispose of Property;

                  provided, that the California Venture shall not incur Indebtedness or grant Liens other than Indebtedness or Liens in favor of the Company or its Wholly-Owned Subsidiaries or Indebtedness or Liens of Adohr or Persons or Property acquired by, or merged into, the California Venture, which Indebtedness and Liens (x) otherwise satisfy the requirements of Sections
                  8.06 and 8.07 of the Credit Agreement, as applicable, (y) existed before such acquisition or merger and were not created in anticipation thereof and (z) in the case of Liens, were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost of the Property subject thereto (provided that (A) no such Lien shall extend to or cover any Property of the Company or any Subsidiary other than the Property so acquired, and (B) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the fair market value (as determined in good faith by a Responsible Financial Officer of the Company) of such Property at the time it was acquired);

                  provided, further, that the California Venture shall not make loans, advances or Investments or sell, assign, transfer or otherwise dispose of Property except in accordance with Sections 8.08 or 8.05(c) of the Credit Agreement, as applicable; and

                  provided, further, that such constituent documents, indentures, agreements or other arrangements shall impose no restrictions on the ability of the California Venture to pay dividends or make other distributions, other than to give priority to the payment of any dividends or distributions to any preferred capital stock or other preferred ownership interests in the California Venture;

                  (e) the Majority Lenders hereby acknowledge and agree that the California Venture and each of its Subsidiaries shall be a Subsidiary of the Company, but shall not be an Affiliate of the Company, for all purposes of the Credit Agreement; and

                  (f) subject to compliance with the other terms of the Credit Agreement, the Majority Lenders hereby consent to the Company's future acquisition of all or any portion of the remaining ownership interests in the California Venture; provided, however, upon the acquisition by the Company or its Subsidiaries of all the outstanding capital stock, Equity Rights and other ownership interests of the California Venture, the California Venture shall execute a Joinder Agreement and thereby become a party to the Subsidiary Guarantee and Security Agreement.

         3. Waiver of Security Agreement Provisions. Notwithstanding Sections 2 and 5.04 of the Security Agreement, the Majority Lenders hereby waive any violation of the Security Agreement that would occur as a result of: (a) the Company's or Suiza Sub's ownership of less than all the ownership interests of the California Venture; or (b) any restrictions on the transfer or encumbrance of the Company's or Suiza Sub's interest in the California Venture.

         4. Release of Capital Stock of Swiss Dairy. The Agent is hereby authorized and directed to deliver all stock certificates and related stock powers with respect to Swiss Dairy to the Company to facilitate the consummation of the Transaction. Effective upon the merger of Swiss Dairy into the California Venture or the transfer of substantially all the assets of, or ownership interests in, Swiss Dairy to the California Venture, (i) the Subsidiary Guarantee and Security Agreement is hereby terminated as to Swiss Dairy and Swiss Dairy is hereby released from all obligations thereunder, (ii) the capital stock of Swiss Dairy is hereby released from the Lien of the Security Agreement or the Subsidiary Guarantee and Security Agreement, as the case may be, and
(iii) all references to Swiss Dairy in the Credit Agreement and the Security Documents are hereby deleted.

         5. Representations and Warranties of the Company. The Company represents and warrants to the Agent and the Lenders that (with respect to matters pertaining to itself and each of its Subsidiaries) as of the date hereof and as of the date of the consummation of the Transaction:

                  (a) no Default has occurred and is otherwise continuing under the Credit Agreement;

                  (b) except as permitted by this Consent and Waiver, the representations and warranties made by the Company in Section 7 of the Credit Agreement, and by each Obligor in each of the other Loan Documents to which it is a party, are true and complete on and as of the date of this Consent and Waiver, and the date of the consummation of the Transaction, with the same force and effect as if made on and as of each such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

                  (c) on a pro forma basis after giving effect to the Transaction, the Company shall remain in compliance with Sections 8.10,
         8.11 and 8.13 of the Credit Agreement; and

                  (d) the businesses being conducted by Adohr to be transferred to the California Venture are in the same line or lines of business currently engaged in by certain Subsidiaries of the Company, or as permitted by Section 8.14 of the Credit Agreement.

         6. Conditions Precedent. The effectiveness of this Consent and Waiver is subject to the receipt by the Agent of the following documents, each of which shall be satisfactory to the Agent in form and substance:

                  (a) certified copies of the Amended and Restated Operating Agreement and Certificate of Formation of Limited Liability Company (or equivalent documents) of the California Venture;

                  (b) Uniform Commercial Code searches for Adohr for each jurisdiction in which Adohr conducts its business or in which any of its Properties are located (or otherwise as the Agent may reasonably request);

                  (c) appropriately completed and duly executed copies of Uniform Commercial Code Financing Statements, sufficient to perfect in the Agent a security interest in the ownership interests of the California Venture owned by the Company or Suiza Sub, in accordance with the Security Agreement or the Subsidiary Guarantee and Security Agreement;

                  (d) an opinion, appropriately dated, of counsel to the California Venture covering such matters as the Agent may reasonably request;

                  (e) if requested by the Agent, environmental surveys and assessments prepared by one or more firms of licensed engineers (familiar with the identification of toxic and hazardous substances) in form and substance satisfactory to the Agent, such environmental survey and assessment to be based upon physical on-site inspections by such firm of each of the existing sites and facilities owned, operated or leased by Adohr and to continue to be owned, operated or leased by the California Venture as well as an historical review of the uses of such sites and facilities and of the business and operations of Adohr;

                  (f) an amendment to the Security Agreement pursuant to which the Company shall pledge all of its right, title and interest in or to Suiza Sub to the Agent for the benefit of the Lenders, and

                  (g) a Joinder Agreement from Suiza Sub, whereby Suiza Sub shall become a party to the Subsidiary Guarantee and Security Agreement.

         7. Covenants. In addition to any covenants set forth in the Credit Agreement, the Company covenants and agrees with the Lenders and the Agent that:

                  (a) the Company, together with its Subsidiaries (other than the California Venture), shall at all times collectively retain voting control of at least 51% of each class of capital stock or other ownership interests of the California Venture; and

                  (b) notwithstanding anything to the contrary in the definitions of "EBITDA", the Company shall include within EBITDA for any period no more than the pro rata share (equal to the aggregate shares of capital stock or other ownership interests in the California Venture then held by the Company and its Subsidiaries (other than the California Venture) divided by the total shares of outstanding capital stock or other ownership interests in the California Venture) of the California Venture's operating income, depreciation and amortization, and other income for such period.

         8. Miscellaneous. Except as expressly provided herein, the Credit Agreement and the Security Documents shall remain unmodified and in full force and effect. This Consent and Waiver may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Consent and Waiver by signing any such counterpart. This Consent and Waiver shall be governed by, and construed in accordance with, the law of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Consent and Waiver to be duly executed and delivered as of the day and year first above written.

                                        COMPANY:

                                        SUIZA FOODS CORPORATION


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

AGREED AND ACCEPTED:

FIRST UNION NATIONAL BANK,
as Administrative Agent


By:  /s/ Jorge A. Gonzalez
     -------------------------------
Name:    Jorge A. Gonzalez
Title:   Senior Vice President


                                        LENDERS:

                                        FIRST UNION NATIONAL BANK


                                        By:  /s/ Jorge A. Gonzalez
                                             -----------------------------------
                                        Name:    Jorge A. Gonzalez
                                        Title:   Senior Vice President


                                        THE FIRST NATIONAL BANK
                                        OF CHICAGO


                                        By:  /s/ Kathy Turner
                                             -----------------------------------
                                        Name:    Kathy Turner
                                        Title:   Authorized Officer

                                        BANK ONE, TEXAS, N.A.


                                        By:  /s/ Kathy Turner
                                             -----------------------------------
                                        Name:    Kathy Turner
                                        Title:   Vice President


                                        BANK OF AMERICA NT&SA


                                        By:  /s/ Tom F. Scharfenberg
                                             -----------------------------------
                                        Name:    Tom F. Scharfenberg
                                        Title:   Managing Director


                                        BANK OF AMERICA, N.A.


                                        By:  /s/ Tom F. Scharfenberg
                                             -----------------------------------
                                        Name:    Tom F. Scharfenberg
                                        Title:   Managing Director


                                        BANCO POPULAR DE PUERTO RICO


                                        By:  /s/ John Incandela
                                             -----------------------------------
                                        Name:    John Incandela
                                        Title:   Senior Vice President


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


                                        THE BANK OF NOVA SCOTIA


                                        By:  /s/ M.D. Smith
                                             -----------------------------------
                                        Name:    M.D. Smith
                                        Title:   Agent Operations

                                        THE BANK OF TOKYO - MITSUBISHI,
                                        LTD., DALLAS OFFICE


                                        By:  /s/ D. Barnell
                                             -----------------------------------
                                        Name:    D. Barnell
                                        Title:   Vice President


                                        CREDIT AGRICOLE INDOSUEZ


                                        By:  /s/ Katherine L. Abbott
                                             -----------------------------------
                                        Name:    Katherine L. Abbott
                                        Title:   First Vice President
                                                 Managing Director


                                        By:  /s/ Bradley C. Peterson
                                             -----------------------------------
                                        Name:    Bradley C. Peterson
                                        Title:   Vice President, Manager


                                        CREDIT LYONNAIS NEW YORK BRANCH


                                        By:  /s/ Robert Ivosevich
                                             -----------------------------------
                                        Name:    Robert Ivosevich
                                        Title:   Senior Vice President


                                        FLEET NATIONAL BANK


                                        By:  /s/ Steve Kalin
                                             -----------------------------------
                                        Name:    Steve Kalin
                                        Title:   Vice President


                                        WELLS FARGO BANK (TEXAS) N.A.


                                        By:  /s/ Austin D. Nettle
                                             -----------------------------------
                                        Name:    Austin D. Nettle
                                        Title:   Banking Officer

                                        CIBC INC.


                                        By:  /s/ Katherine Bass
                                             -----------------------------------
                                        Name:    Katherine Bass
                                        Title:   Executive Director
                                                 CIBC World Markets Corp.,
                                                 As Agent


                                        HARRIS TRUST AND SAVINGS BANK


                                        By:  /s/ Dianna D. Carr
                                             -----------------------------------
                                        Name:    Dianna D. Carr
                                        Title:   Vice President


                                        COBANK ACB


                                        By:  /s/ Brian J. Klatt
                                             -----------------------------------
                                        Name:    Brian J. Klatt
                                        Title:   Vice President


                                        AMSOUTH BANK


                                        By:  /s/ Brock E. Fredette
                                             -----------------------------------
                                        Name:    Brock E. Fredette
                                        Title:   Vice President


                                        BANKBOSTON N.A.


                                        By:  /s/ Esteban Arrondo
                                             -----------------------------------
                                        Name:    Esteban Arrondo
                                        Title:   Vice President

                                        BANQUE NATIONALE DE PARIS
                                        HOUSTON AGENCY


                                        By:  /s/ Warren Parham
                                             -----------------------------------
                                        Name:    Warren Parham
                                        Title:   Vice President


                                         BHF (USA) CAPITAL CORPORATION


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


                                        THE INDUSTRIAL BANK OF JAPAN,
                                        LIMITED


                                        By:  /s/ Walter R. Wolff
                                             -----------------------------------
                                        Name:    Walter R. Wolff
                                        Title:   Joint General Manager


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


                                        THE LONG-TERM CREDIT BANK OF
                                        JAPAN, LIMITED


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

                                        MELLON BANK, N.A.


                                        By:  /s/ Louis E. Flori
                                             -----------------------------------
                                        Name:    Louis E. Flori
                                        Title:   Vice President


                                        THE MITSUBISHI TRUST AND
                                        BANKING CORPORATION


                                        By:  /s/ Nobuo Tominaga
                                             -----------------------------------
                                        Name:    Nobuo Tominaga
                                        Title:   Chief Manager


                                        NATEXIS BANQUE BFCE


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


                                        NATIONAL CITY BANK OF
                                        KENTUCKY


                                        By:  /s/ Tom Gurbach
                                             -----------------------------------
                                        Name:    Tom Gurbach
                                        Title:   Vice President


                                        THE ROYAL BANK OF SCOTLAND PLC


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

                                        THE SANWA BANK, LIMITED,
                                        NEW YORK BRANCH


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


                                        STB DELAWARE FUNDING TRUST I


                                        By:  /s/ Donald C. Hargadon
                                             -----------------------------------
                                        Name:    Donald C. Hargadon
                                        Title:   Assistant Vice President


                                         SUNTRUST BANK, ATLANTA


                                        By:  /s/ F. Steven Parrish
                                             -----------------------------------
                                        Name:    F. Steven Parrish
                                        Title:   Vice President


                                        By:  /s/ Patrick M. Kotors
                                             -----------------------------------
                                        Name:    Patrick M. Kotors
                                        Title:   Banking Officer


                                        THE TOKAI BANK, NEW YORK BRANCH


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


                                        UNION BANK OF CALIFORNIA, N.A.


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

                                        COMPAGNIE FINANCIERE DE CIC ET
                                        DE L'UNION EUROPEENNE


                                        By:  /s/ Brian O'Leary
                                             -----------------------------------
                                        Name:    Brian O'Leary
                                        Title:   Vice President


                                        By:  /s/ Marcus Edward
                                             -----------------------------------
                                        Name:    Marcus Edward
                                        Title:   Vice President


                                        ERSTE BANK


                                        By:  /s/ Arcinee Hovanessian
                                             -----------------------------------
                                        Name:    Arcinee Hovanessian
                                        Title:   Vice President, Erste Bank
                                                 New York Branch


                                        By:  /s/ John S. Runnion
                                             -----------------------------------
                                        Name:    John S. Runnion
                                        Title:   First Vice President


                                        GENERAL ELECTRIC CAPITAL
                                        CORPORATION


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


                                        MICHIGAN NATIONAL BANK


                                        By:  /s/ Eric Harge
                                             -----------------------------------
                                        Name:    Eric Harge
                                        Title:   Commercial Relationship Manager

                                        COOPERATIEVE CENTRALE RAIFFEISEN-
                                        BOERENLEENBANK B.A., "RABOBANK
                                        NEDERLAND", NEW YORK BRANCH


                                        By:  /s/ Pieter Kodde
                                             -----------------------------------
                                        Name:     David L. Streeter
                                        Title:    Senior Vice President

                                        By:  /s/ David L. Streeter
                                             -----------------------------------
                                        Name:    David L. Streeter
                                        Title:   Vice President

                                                                   EXHIBIT 10.3



                             SUIZA FOODS CORPORATION

                      EXECUTIVE DEFERRED COMPENSATION PLAN


                                Table of Contents

                                                                                                        Page
                                                                                                        ----
ARTICLE I     DEFINITIONS................................................................................1

ARTICLE II    ELIGIBILITY................................................................................2

ARTICLE III   CREDITS TO ACCOUNT.........................................................................3

ARTICLE IV    BENEFITS...................................................................................4

ARTICLE V     PAYMENT OF BENEFITS AT TERMINATION.........................................................5

ARTICLE VI    IN-SERVICE WITHDRAWALS.....................................................................6

ARTICLE VII   ADMINISTRATION OF THE PLAN.................................................................7

ARTICLE VIII  CLAIMS REVIEW PROCEDURE....................................................................8

ARTICLE IX    LIMITATION OF RIGHTS.......................................................................9

ARTICLE X     LIMITATION OF ASSIGNMENT AND PAYMENTS TO
              LEGALLY INCOMPETENT DISTRIBUTEE...........................................................10

ARTICLE XI    AMENDMENT TO OR TERMINATION OF THE PLAN...................................................10

ARTICLE XII   GENERAL AND MISCELLANEOUS.................................................................10

                             SUIZA FOODS CORPORATION
                      EXECUTIVE DEFERRED COMPENSATION PLAN


                                    PREAMBLE

         WHEREAS, Suiza Foods Corporation (the "Company"), a corporation formed under the laws of the State of Delaware, desires to establish a deferred compensation plan for the exclusive benefit of a select group of management and highly compensated employees of the Company and its Affiliates to provide an additional means by which such employees may defer funds for their retirement;

         NOW, THEREFORE, the Company hereby establishes the Suiza Foods Corporation Executive Deferred Compensation Plan (the "Plan"), effective July 1, 1999.


                                    ARTICLE I

                                   DEFINITIONS

         1.1 "Account" shall mean the individual bookkeeping record established by the Committee showing the monetary value of the interest in the Plan of each Participant or Beneficiary.

          1.2 "Affiliate" shall mean a member of a controlled group of corporations (as defined in Section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c) of the Code), or an affiliated service group (as defined in Section 414(m) of the Code) of which the Company is a member; and any entity otherwise required to be aggregated with the Company pursuant to Section 414(o) of the Code or the regulations issued thereunder.

         1.3 "Annual Compensation" shall mean the total amounts paid or accrued by the Company or an Affiliate to an employee as remuneration for personal services rendered during each Plan Year, including bonuses and commissions, as reported on the employee's federal income tax withholding statement or statements (IRS Form W-2 or its subsequent equivalent), together with any amounts not includable in such employee's gross income pursuant to Sections 125 or 402(g) of the Code, and any amounts deferred by such employee pursuant to
Section 3.1 hereof.

         1.4 "Beneficiary" shall mean the Beneficiary designated by each Participant under the 401(k) Plan; provided, however, that a Participant may designate a different Beneficiary hereunder by delivering to the Committee a written beneficiary designation, in the form provided by the Committee, and executed specifically with respect to this Plan.

         1.5 "Board" shall mean the Board of Directors of the Company.

         1.6 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

         1.7 "Committee" shall mean the Compensation Committee of the Board.

         1.8 "Company" shall mean Suiza Foods Corporation or its successor or successors.

         1.9 "Disability" shall mean a physical or mental condition which, in the opinion of the Committee, prevents a Participant from being able to perform the substantial duties of his employment with the Company and is expected to be of long duration or to result in death.

         1.10 "Effective Date" shall mean July 1, 1999.

         1.11 "401(k) Plan" shall mean the Suiza Foods Corporation 401(k) Plan.

         1.12 "Participant" shall mean an individual who has been designated by the Committee as being eligible to participate in the Plan.

         1.13 "Plan" shall mean the Suiza Foods Corporation Executive Deferred Compensation Plan set forth in this document, as it may be amended from time to time.

         1.14 "Plan Year" shall mean the twelve month period beginning each January 1 and ending each December 31, except that the first Plan Year shall commence July 1, 1999 and end December 31, 1999.

         1.15 "Profit Sharing Credit" shall mean the amount contributed to the Participant's Account as a profit sharing credit pursuant to Section 3.3 hereof.

         1.16 "Trust" shall mean the Suiza Foods Corporation Executive Deferred Compensation Plan Trust.

         1.17 "Valuation Date" shall mean each business day on which the financial markets are open for trading activity or such other dates as may be established by the Committee.

                                   ARTICLE II

                                   ELIGIBILITY

         Participation in the Plan shall be made available to a select group of individuals, as determined by the Committee, who are providing services to the Company or an Affiliate in key positions of management and responsibility. Such individuals may elect to participate hereunder by executing a participation agreement in such form and at such time as the Committee shall require, provided that each participation agreement shall be executed no later than the day immediately preceding the Plan Year for which an individual elects to make contributions to the Plan in accordance with the provisions of Section 3.1 hereof. Notwithstanding the foregoing, in the first year in which an individual becomes eligible to participate in the Plan, he may elect to participate in the Plan by executing a participation agreement, in such form as the Committee shall require, within thirty (30) days of the date on which he is notified by the Committee of his eligibility to participate in the Plan. In such event, his election to participate in the Plan shall become effective as of the first full payroll period beginning on or after the Committee's receipt of his participation agreement. The determination as to the eligibility of any individual to participate in the Plan shall be in the sole and absolute discretion of the Committee, whose decision in that regard shall be conclusive and binding for all purposes hereunder.


                                   ARTICLE III

                               CREDITS TO ACCOUNT

         3.1 For any Plan Year, a Participant who elects to contribute to the 401(k) Plan the lesser of: (i) the maximum elective deferral permitted under
Section 402(g)(1) of the Code with respect to the taxable year in which such Plan Year begins, or (ii) the maximum elective contributions permitted under the terms of the 401(k) Plan with respect to such Plan Year, may, in the manner prescribed by the Committee, irrevocably elect to defer a whole percentage of the Annual Compensation otherwise payable to such Participant with respect to such Plan Year, not to exceed the maximum amount established by the Committee. Any amounts deferred, pursuant to this Article III, from the Annual Compensation otherwise payable to a Participant shall be transferred to the Trust and credited to the Account of such Participant as soon as practicable after the date on which such amounts would otherwise have been paid to the Participant.

         3.2 The Committee shall credit a matching contribution to the Account of each Participant who has deferred amounts under the Plan during any Plan Year under Section 3.1 above. The matching contribution, if any, shall be computed as follows: (i) The Committee shall first compute a maximum matching contribution for each Participant, taking into account salary deferrals made by the Participant under both the Plan and the 401(k) Plan, using the formula applied by the 401(k) Plan with respect to percentage of salary deferrals matched and the maximum percentage of compensation which is subject to the match, but using the Participant's Annual Compensation (not exceeding the maximum compensation that may be considered on behalf of a participant in the 401(k) Plan unless otherwise approved by the Board of Directors of the Company); (ii) the Committee shall then determine the amount of matching contributions made for the Participant under the 401(k) Plan; and (iii) the difference between
(i) and (ii) is the matching contribution to be credited to the Participant's Account under the Plan. The Committee shall credit matching contribution, if any, to the Account of each Participant entitled thereto as soon as administratively practicable following the payroll period during which the Participant's deferral under Section 3.1 to which the matching contribution relates is withheld from his Annual Compensation and the Company shall transfer a similar amount to the Trust on or as soon as administratively practicable following such date.

         3.3 For each Plan Year, the Committee shall credit each Participant's Account with an amount that represents a Profit Sharing Credit. The Profit Sharing Credits shall be equal in amount to the additional contribution, if any, which would have been allocated as a non-matching contribution to the Participant's account in the 401(k) Plan if the Participant had not elected to defer, pursuant to this Plan, Annual Compensation that otherwise would have been paid for the 401(k) Plan plan year coinciding with or ending in the Plan Year. The Committee shall credit the Profit Sharing Credits to the Account of each Participant entitled thereto as soon as administratively practicable following the date that the Company makes a profit sharing contribution to the 401(k) Plan and the Company shall transfer an equivalent amount to the Trust on or as soon as administratively practicable following such date.

         3.4 At the time of making the deferrals elections described in Section
3.1 and at such other times as is allowed by the Committee, the Participant shall designate, on a form provided by the Committee, the types of investments, including life insurance policies, in which the Participant's Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. On a quarterly or other basis selected by the Committee, the Committee shall credit to each Participant's Account an amount equal to the interest, earnings or losses that would have resulted to the Account if the amounts credited to the Account were invested as elected by the Participant. If the Participant designates a deemed investment in a life insurance policy, the rate of earnings to be credited to such Participant's Account shall be as set forth in a split-dollar life insurance agreement or other agreement concerning such a policy.


                                   ARTICLE IV

                                    BENEFITS

         4.1 After the death of a Participant, the Beneficiary of such Participant shall be entitled to the entire value of all amounts credited to such Participant's Account, determined as of the Valuation Date coincident with or preceding the date of distribution, including any additional amount credited to such Participant's Account as a result of life insurance proceeds payable on the Participant's death.

         4.2 After the Disability of a Participant, such Participant shall be entitled to the entire value of all amounts credited to such Participant's Account, determined as of the Valuation Date coincident with or preceding the date of Disability. Such amount shall be payable to the Participant at the time and in the manner determined by the Committee.

         4.3 After a Participant's termination of employment for any reason other than death or Disability, such Participant shall be entitled to the entire value of all amounts credited to the Account of such Participant, determined as of the Valuation Date coincident with or preceding the date of distribution.


                                    ARTICLE V

                       PAYMENT OF BENEFITS AT TERMINATION

         5.1 In the case of a Participant who terminates employment with the Company, the amount credited to the Participant's Account (provided it is more than $25,000) shall be paid in cash to the Participant, at the time the distribution of the Account is to commence, from among the following optional forms of benefit as elected by the Participant on the form provided by Company upon his or her initial participation in the Plan.

         (1) a lump sum distribution;
         (2) substantially equal annual installments over five (5) years;
         (3) substantially equal annual installments over ten (10) years; or
         (4) substantially equal annual installments over fifteen (15) years.

However, if the amount credited to a Participant's account is $25,000 or less at the time distribution of the Account is to commence, payment will be made in a lump sum. Furthermore, notwithstanding the commencement of installment payments under this Section 5.1, all remaining amounts credited to a Participant's Account shall be distributed in a lump sum, at such time as the value of such remaining amounts is $25,000 or less.

         Payment shall commence as soon as practicable following the Participant's termination of employment with the Company, or, if so elected by the Participant in the Participant's deferral election form provided by the Committee, as soon as practicable during the calendar year following the year in which such event occurs. If installment payments are made, the unpaid balance of the Participant's Account shall continue to share in the income and losses attributable thereto, in accordance with the provisions of the Trust, during the period for which installment payments are made. A Participant may modify the optional form of benefit that he or she has previously elected, as long as he or she provides the Committee with written notice at least one (1) year in advance of the effective date of the change.

         5.2 Payment of a Participant's benefit on account of death shall be made in a lump sum in cash. Payment of a Participant's death benefit shall be made to the Beneficiary of such Participant as soon as practicable following the Committee's receipt of proper notice of such Participant's death.

         5.3 Notwithstanding the provisions of sections 5.1 or 5.2, the benefits payable hereunder may be paid before they would otherwise be payable if, based on a change in the federal or applicable state tax or revenue laws, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction involving a Participant or a Beneficiary, or a closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, the Committee determines that a Participant has or will recognize income for federal or state income tax purposes with respect to amounts that are or will be payable under the Plan before they otherwise would be paid. The amount of any payments pursuant to this
Section 5.3 shall not exceed the lesser of: (a) the amount in the Participant's Account or (b) the amount of taxable income with respect to which the tax liability is assessed or determined.

         5.4 The payment of benefits under the Plan shall begin at the date specified in accordance with the provisions of Sections 5.1 and 5.2 hereof; provided that, in case of administrative necessity, the starting date of payment of benefits may be delayed up to thirty (30) days as long as such delay does not result in the Participant or Beneficiary receiving the distribution in a different taxable year than if no such delay had occurred.


                                   ARTICLE VI

                             IN-SERVICE WITHDRAWALS

         6.1 (HARDSHIP WITHDRAWALS): In the event of an unforeseeable emergency, a Participant may make a request to the Committee for a withdrawal from the Account of such Participant. For purposes of this Section, the term "unforeseeable emergency" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Any determination of the existence of an unforeseeable emergency and the amount to be withdrawn on account thereof shall be made by the Committee, in its sole and absolute discretion. However, notwithstanding the foregoing, a withdrawal will not be permitted to the extent that the financial hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant's assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under this Plan. In no event shall the need to send a Participant's child to college or the desire to purchase a home be deemed to constitute an unforeseeable emergency. No member of the Committee shall vote or decide upon any matter relating to the determination of the existence of such member's own financial hardship or the amount to be withdrawn on account thereof. A request for a hardship withdrawal must be made in the manner prescribed by the Committee, and must be expressed as a specific dollar amount. The amount of a hardship withdrawal may not exceed the amount required to meet the severe financial hardship. All hardship withdrawals shall be paid in a lump sum in cash.

         6.2 (SCHEDULED IN-SERVICE WITHDRAWALS): On a form prescribed by the Committee, a Participant, prior to the beginning of any Plan Year, can elect to receive that Plan Year's deferrals made pursuant to Section 3.1, matching contributions made pursuant to Section 3.2, any additional contributions made that Plan Year pursuant to Section 3.3, and earnings thereon at a date specified by the Participant. Such date shall be no earlier than five (5) years from the last day of the Plan Year for which the deferrals and matching and other contributions are made. A Participant may extend the scheduled in-service withdrawal date for any Plan Year, as long as the Participant provides advance written notice to the Committee at least one year before the scheduled payment date, and such extension is for a period of not less than one year from the previous, scheduled in-service withdrawal date. A Participant may not extend the scheduled in-service withdrawal more than twice without the consent of the Committee. Any withdrawal under this Section 6.2 shall be made in a single lump sum, in cash.

         6.3 (UNSCHEDULED IN-SERVICE WITHDRAWALS): Notwithstanding any other provision herein to the contrary, prior to the end of any calendar month, a Participant who is actively employed or has started receiving installment payments, (as provided in Section 5.1 above) may elect to accelerate the date on which payment of his benefit hereunder would otherwise be made, using a form provided by and filed with the Committee. Upon such election, the amount to which such Participant is entitled shall be any whole percentage, from ten percent (10%) to ninety percent (90%) of the benefit otherwise payable hereunder, which shall be distributed in one lump sum, in cash, as soon as administratively practicable after the end of the calendar month in which the early distribution election is made. Ten percent (10%) of any amounts withdrawn from such Participant's Account shall be forfeited as of the date of such distribution.

         If, at the time of such election, the Participant is employed by the Company or an Affiliate, such Participant shall be prohibited from participating in the Plan for the balance of the Plan Year and for the following Plan Year, and no amounts shall be credited to his or her Account pursuant to Section 3.1 hereunder during this period. The Participant may again elect to participate in the Plan as of the first full payroll period after the last day of the period of ineligibility by executing a new participation agreement within the time prior to such date established by the Committee.

         6.4 Withdrawals shall be charged pro rata to the investment options in which amounts credited to a Participant's Account are deemed to be invested pursuant to Section 3.5 hereof.


                                   ARTICLE VII

                           ADMINISTRATION OF THE PLAN

         7.1 The Plan shall be administered by the Committee. The members of the Committee shall not receive compensation with respect to their services for the Committee. The members of the Committee shall serve without bond or security for the performance of their duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company. Any member of the Committee may resign by delivering a written resignation to the Company and to the other members of the Committee.

         7.2 The Committee shall perform any act which the Plan authorizes expressed by a vote at a meeting or in a writing signed by a majority of its members without a meeting. The Committee may, by a writing signed by a majority of its members, appoint any member of the Committee to act on behalf of the Committee. Any person who is a member of the Committee shall not vote or decide upon any matter relating solely to such member or vote in any case in which the individual right or claim of such member to any benefit under the Plan is particularly involved. If, in any matter or case in which a person is so disqualified to act, the remaining persons constituting the Committee cannot resolve such matter or case, the Board will appoint a temporary substitute to exercise all the powers of the disqualified person concerning the matter or case in which such person is disqualified.

         7.3 The Committee may designate in writing other persons to carry out its responsibilities under the Plan, and may remove any person designated to carry out its responsibilities under the Plan by notice in writing to that person. The Committee may employ persons to render advice with regard to any of its responsibilities. All usual and reasonable expenses of the Committee shall be paid by the Company. The Company shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorneys' fees and related costs), in connection with the performance by such member of duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.

         7.4 The Committee shall establish rules and procedures, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. The Committee shall determine the eligibility of any individual to participate in the Plan, shall interpret the Plan in its sole and absolute discretion, and shall determine all questions arising in the administration, interpretation and application of the Plan. All determinations of the Committee shall be conclusive and binding on all employees, Participants and Beneficiaries.

         7.5 Any action to be taken hereunder by the Company shall be taken by resolution adopted by the Board or by a committee thereof; provided, however, that by resolution, the Board or a committee thereof may delegate to any officer of the Company the authority to take any such actions hereunder.


                                  ARTICLE VIII

                             CLAIMS REVIEW PROCEDURE

         8.1 In the event that a Participant or Beneficiary is denied a claim for benefits under this Plan (the "Claimant"), the Committee shall provide to the Claimant written notice of the denial which shall set forth:

             (a) the specific reason or reasons for the denial;

             (b) specific references to pertinent Plan provisions on which the
                 Committee based its denial;

             (c) a description of any additional material or information needed for the Claimant to perfect the claim and an explanation of why the material or information is needed;

             (d) a statement that the Claimant may:

                 (i) request a review upon written application to the Committee;

                 (ii) review pertinent Plan documents; and

                 (iii) submit issues and comments in writing; and

             (e) that any appeal the Claimant wishes to make of the adverse determination must be in writing and received by the Committee within sixty (60) days after receipt of the Committee's notice of denial of benefits. The Committee's notice must further advise the Claimant that failure to appeal the action to the Committee in writing within the sixty (60) day period will render the Committee's determination final, binding, and conclusive.

         8.2 If the Claimant should appeal to the Committee, the Claimant, or the duly authorized representative of such Claimant, may submit, in writing, whatever issues and comments such Claimant, or the duly authorized representative of such Claimant, feels are pertinent. The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Committee shall advise the Claimant in writing of its decision on the appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within sixty (60) days of the Claimant's written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the sixty (60) day period infeasible, but in no event shall the Committee render a decision regarding the denial of a claim for benefits later than 120 days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences. The Committee's notice of denial of benefits shall identify the address to which the Claimant may forward an appeal.


                                   ARTICLE IX

                              LIMITATION OF RIGHTS

         The establishment of this Plan shall not be construed as giving to any Participant, employee of the Company or any person whomsoever, any legal, equitable or other rights against the Company, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Company or shares of Company stock or as giving any employee the right to be retained in the employment of the Company. All employees of the Company and Participants shall be subject to discharge to the same extent they would have been if this Plan had never been adopted.


                                    ARTICLE X

                    LIMITATION OF ASSIGNMENT AND PAYMENTS TO
                         LEGALLY INCOMPETENT DISTRIBUTEE

         10.1 No benefits which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent required by law.

         10.2 Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Committee, on the basis of qualified medical advice, to be incompetent, the Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.

                                   ARTICLE XI

                     AMENDMENT TO OR TERMINATION OF THE PLAN

         The Committee reserves the right at any time to amend or terminate the Plan in whole or in part. No amendment shall have the effect of retroactively depriving Participants or Beneficiaries of rights already accrued under the Plan. Upon termination of the Plan, the Committee may, in its sole and absolute discretion, and notwithstanding any other provision hereunder to the contrary, direct that all benefits hereunder will be paid as soon as administratively practicable thereafter.


                                   ARTICLE XII

                            GENERAL AND MISCELLANEOUS

         12.1 Severability. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

         12.2 Construction. The Section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

         12.3 Governing Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Texas unless superseded by federal law.

         12.4 No Requirement to Fund. The Company is not required to set aside any assets for payment of the benefits provided under this Plan. A Participant shall have no security interest in any amounts credited hereunder on such Participant's behalf. It is the Company's intention that this Plan be construed as a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees.

         12.5 Taxes. All amounts payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon the Participant or a Beneficiary which are required to be paid or withheld by the Company.

         IN WITNESS WHEREOF, Suiza Foods Corporation, the Company, has caused its corporate seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized this _____ day of June, 1999.

                                           COMPANY:

                                           SUIZA FOODS CORPORATION


                                           By:
                                              ----------------------------------

                                                                      EXHIBIT 11


                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                             SUIZA FOODS CORPORATION
               (In thousands, except share and per-share amounts)

                                                                     THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                          JUNE 30,                          JUNE 30,
                                                                -----------------------------     ----------------------------
                                                                    1999             1998             1999            1998
                                                                ------------     ------------     ------------    ------------
Basic EPS computation:
  Numerator:
    Income from continuing operations ......................    $     32,147     $     29,630     $     53,020    $     47,683
    Less preferred stock dividends.........................                               (75)                            (162)
                                                                ------------     ------------     ------------    ------------

    Income applicable to common stock ......................    $     32,147     $     29,555     $     53,020    $     47,521
                                                                ============     ============     ============    ============
  Denominator:
    Average common shares ..................................      33,730,348       32,516,846       33,686,492      31,645,463
                                                                ============     ============     ============    ============

Basic EPS from continuing operations .......................    $       0.95     $       0.91     $       1.57    $       1.50
                                                                ============     ============     ============    ============
Diluted EPS calculation:
  Numerator:
    Income from continuing operations ......................    $     32,147     $     29,630     $     53,020    $     47,683
    Less preferred stock dividends .........................                              (75)                            (162)
    Net effect on earnings from conversion of mandatorily
        redeemable convertible preferred securities ........           5,981            5,981           11,962           6,755
                                                                ------------     ------------     ------------    ------------

    Income applicable to common stock ......................    $     38,128     $     35,536     $     64,982    $     54,276
                                                                ============     ============     ============    ============

  Denominator:
    Average common shares - basic ..........................      33,730,348       32,516,846       33,686,492      31,645,463
    Stock option conversion ................................         979,300        1,969,220        1,062,954       2,165,329
    Dilutive effect of conversion of manditorily
      redeemable convertible preferred securities ..........       9,096,105        9,096,303        9,096,132       5,219,999
                                                                ------------     ------------     ------------    ------------

    Average common shares - diluted ........................      43,805,753       43,582,369       43,845,578      39,030,791
                                                                ============     ============     ============    ============

  Diluted EPS from continuing operations ...................    $       0.87     $       0.82     $       1.48    $       1.39
                                                                ============     ============     ============    ============

                                                                      EXHIBIT 21
                              LIST OF SUBSIDIARIES

Name of Subsidiary                                                         State of Incorporation
------------------                                                         ----------------------
Neptune Delaware Corporation                                                             Delaware
Suiza Capital Trust                                                                      Delaware
Suiza Capital Trust II                                                                   Delaware
Suiza Management Corporation                                                             Delaware
Broughton Foods Company                                                                      Ohio
         LFD Holding Company                                                             Delaware
              London Farms Dairy, Inc.                                                   Delaware
Country Delite Farms, Inc.                                                               Delaware
Country Fresh, Inc.                                                                      Michigan
         Burger Dairy Company                                                             Indiana
         CFI-TMP, Inc.                                                                   Michigan
         Country Fresh Wesley, Inc.                                                      Michigan
         Dairy Products of Michigan, Inc.                                                Michigan
         East Coast Ice Cream, L.L.C.                                                    Michigan
         Frostbite Brands, Inc.                                                          Michigan
         Northern Falls Water Company, Inc.                                              Delaware
         Southeastern Juice Packers, Inc.                                                Michigan
Dairy Fresh, Inc.                                                                        Delaware
Garrido y Compania, Inc.                                                              Puerto Rico
LOS Holdings, Inc.                                                                       Delaware
         Land-O-Sun Dairies, L.L.C.                                                      Delaware
Louis Trauth Dairy, Inc.                                                                 Delaware
Model Dairy, Inc.                                                                        Delaware
The Morningstar Group Inc.                                                               Delaware
         Morningstar Foods Inc.                                                          Delaware
             Ultra Products, L.L.C.                                                       Arizona
Oberlin Farms Dairy, Inc.                                                                    Ohio
Suiza Dairy Corporation                                                                  Delaware
Suiza Fruit Corporation                                                                  Delaware
Suiza GTL Holdings, Inc.                                                                 Delaware
         Suiza GTL, LLC                                                                  Delaware
                Assumed Names for Suiza GTL, LLC:
                Footman's, LLC                                                              Maine
                Footman's Dairy, LLC                                                        Maine
                Grant's Dairy - Maine, LLC                                                  Maine
                Sunrise Farms, LLC                                                          Maine
                West Lynn Creamery - Maine, LLC                                             Maine
                Garelick Farms - Massachusetts                                      Massachusetts
                Miscoe Springs - Massachusetts                                      Massachusetts
                Scangas Bros. Holdings - Massachusetts                              Massachusetts
                West Lynn Creamery - Massachusetts                                  Massachusetts
                West Lynn Creamery Realty - Massachusetts                           Massachusetts
                West Lynn Creamery - New Hampshire                                  New Hampshire
                Garelick Farms - New Jersey                                            New Jersey

Name of Subsidiary                                                         State of Incorporation
------------------                                                         ----------------------
                West Lynn Creamery - New Jersey                                        New Jersey
                Fairdale Farms - New York                                                New York
                Garelick Farms - New York                                                New York
                West Lynn Creamery - New York                                            New York
                Nature's Best                                                        Rhode Island
                West Lynn Creamery - Vermont                                              Vermont
             New England Dairies, LLC                                                    Delaware
             Tuscan/Lehigh Management, LLC                                               Delaware
             Tuscan/Lehigh Dairies, L.P.                                                 Delaware
Swiss Dairy Corporation                                                                  Delaware
Thompson Beverage Acquisition Corporation                                                Delaware
Velda Farms, Inc.                                                                        Delaware
Continental Can Company, Inc.                                                            Delaware
         Dixie Holding, Inc.                                                             New York
             Dixie Union Geschaftsfuhrungs GmbH                                           Germany
             Dixie Union GmbH & Co. KG                                                    Germany
         Ferembal S.A.                                                                     France
             Ferembal EST S.A., Ludres near Nancy - 99.99%                                 France
             Ferembal Developpement S.A., Ludres near Nancy - 99.99%                       France
             Ferembal Sud Quest S.A., Villeneuve sur Lot (47) - 99.99%                     France
             Ferembal Sud-Est S.A., Veauche near St-Etienne - 99.99%                       France
             Ferembal Nord S.A., Roye (80) - 99.99%                                        France
             Ferembal Ouest S.A., Moelan (29) - 99.99%                                     France
             Ferembal Industries S.A., Roye (80) - 99.99%                                  France
             Ferembal Investissement S.A. (dormant company) - 99.99%                       France
             Obalex A.S. (95%)                                                     Czech Republic
             Amco S.A.-Buftea (51%)                                                       Romania
         Franklin Plastics, Inc.                                                         Delaware
             Consolidated Container Holdings LLC (49%)                                   Delaware
         Lockbart Realty Corp. [to be dissolved]                                         New York
         Viatech Espana SA                                                                  Spain
Neva Plastics Manufacturing Corp.                                                        Delaware
Plastics Management Group, LLC                                                      Massachusetts


                                      - 2 -